Ex. 99.28(h)(22)(i)

RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of October 23, 2025, is made by and among each registrant identified on Schedule A (each, an “Acquiring Company”), each on behalf of itself and its series identified on Schedule A (if any), severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and each registrant identified on Schedule B (each, an “Acquired Company”), on behalf of itself and its series identified on Schedule B (if any), severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Acquired Company and Acquiring Company is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and registered open-end investment companies, such as the Acquired Funds, as well as their Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act, in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor or Broker may, from time to time, knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds, and the Acquired Funds, Distributor or Brokers may sell shares of the Acquired Funds to the Acquiring Funds, in reliance on the Rule.

1.       Terms of Investment

(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s then-current registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request from an Authorized Participant (as defined under Rule 6c-11 under the 1940 Act) acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will promptly notify the Acquired Fund of anticipated orders that are reasonably expected to result in one or more Authorized Participants redeeming greater than 5% of the Acquired Fund’s total outstanding shares. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread such orders given to an Authorized Participant over multiple days whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund’s shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which an investment in the Acquired Fund is made, if any.

(b)	For the avoidance of doubt, the parties acknowledge and agree that Section 1(a) shall not apply to the purchase or redemption of Acquired Fund shares in secondary market transactions.

(c)	In order to assist an Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations and Obligations of the Acquired Funds

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (the “Staff”) from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)	Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of an Acquired Fund provided by an Acquiring Fund pursuant to Section 1(a) will be used solely for the purposes of this Agreement.

3.	Representations and Obligations of the Acquiring Funds

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund where an Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting securities.

4.	Indemnification; Liability

(a)	Each Acquiring Fund, severally and not jointly, agrees to hold harmless and indemnify each Acquired Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)	Each Acquired Fund, severally and not jointly, agrees to hold harmless and indemnify an Acquiring Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees or agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)	In any action involving the parties to this Agreement, the parties agree to look solely to the relevant Acquiring Fund(s) of the Acquiring Company or the relevant Acquired Fund(s) of the Acquired Company, as the case may be, that are involved in the matter in controversy and not to any other Acquiring Funds and/or Acquired Funds, as the case may be.

(d)	In the case the Acquiring Company, on behalf of each Acquiring Fund, a copy of the Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. Each Acquiring Fund or Acquired Fund, as applicable, acknowledges that (i) the obligations hereunder are binding only upon the applicable Acquiring Fund to which such obligations pertain and the assets and property of such Acquiring Fund, and (ii) no trustee, officer, employee, agent, or shareholder of an Acquiring Fund shall have any personal liability under this Agreement.

5.	Notices

All notices, including all information that a party is required to provide to one or more other parties hereto under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below for receipt of such notice or to such other person as a party may designate to the other parties in writing in accordance with the terms of this Section.

If to an Acquiring Company:	If to an Acquired Company:

Emily Bennett

c/o JNL Series Trust

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: emily.bennett@jackson.com

With a copy to:

JNAM Legal

c/o Jackson National Asset Management, LLC

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: JNAM-Legal@jackson.com

Lazard Asset Management LLC Attn: General Counsel 30 Rockefeller Plaza New York, NY 10112 Email: lam.ny.legal@lazard.com

6.	Term and Termination; Assignment; Amendment

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, this Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)	This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. This Agreement may be terminated with respect to one or more Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds, and remain effective with respect to the remaining Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds subject to this Agreement. Upon termination of this Agreement with respect to an Acquiring Fund, the Acquiring Fund may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by a party without the prior written consent of the other parties. In the event that either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)	Other than as set forth in Section 7 below and with respect to notice information, this Agreement may be amended only by a writing that is signed by each party.

7.	Additional Acquiring Companies and Acquired Companies; Additional Acquiring Funds and Acquired Funds

(a)	In the event that any investment company in addition to those listed on Schedule A and Schedule B hereto desires to become a party to this Agreement, it shall notify the other parties in writing, and, if the other parties agree in writing, such investment company (and any of its series requested to become subject to this Agreement) shall become an Acquiring Company or Acquired Company hereunder, and such Acquiring Company or Acquired Company, and its requested Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

(b)	In the event that an Acquiring Company or an Acquired Company wishes to include one or more of its series in addition to those listed on Schedule A or Schedule B, respectively (to the extent such schedule does not already encompass future series) or exclude one or more of its series that are included or contemplated on Schedule A or Schedule B, the relevant party shall notify the other parties in writing, and, with respect to any addition to Schedule B only, if the other parties agree in writing, such series shall become Acquiring Fund(s) or Acquired Fund(s) hereunder, and the Acquiring Company or Acquired Company, as the case may be, on behalf of its relevant series being added as Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8.	Miscellaneous

(a)	All representations, warranties, covenants, acknowledgements or other agreements set forth in this Agreement made by an Acquiring Fund or an Acquired Fund, shall be considered to be made by the relevant Acquiring Company, on behalf of the Acquiring Fund, or the relevant Acquired Company, on behalf of the Acquired Fund, respectively.

(b)	If an Acquiring Company or an Acquired Company does not have any Acquiring Funds or Acquired Funds, respectively, then any reference to an Acquiring Fund or Acquired Fund shall refer to such Acquiring Company or Acquired Company.

(c)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d)	If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and enforceable to the fullest extent permitted by applicable law.

(e)	This Agreement will be governed by the laws of the State of New York without regard to any conflicts of law principles.

(f)	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements, understandings and negotiations.

(g)	This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

JNL SERIES TRUST

on behalf of itself and each Acquiring Fund listed on Schedule A, severally and not jointly

/s/ Emily Bennett
Name:	Emily Bennett
Title:	Vice President
Date:	10/22/2025

LAZARD ACTIVE ETF TRUST

on behalf of itself and each Acquired Fund listed on Schedule B, severally and not jointly

/s/ Robert Spiro
Name:	Robert Spiro
Title:	Assistant Secretary
Date:	October 23, 2025

SCHEDULE A

Acquiring Companies and Acquiring Funds

Acquiring Companies	Acquiring Funds
JNL Series Trust	JNL Moderate ETF Allocation Fund
JNL Moderate Growth ETF Allocation Fund
JNL Growth ETF Allocation Fund

SCHEDULE B

Acquired Companies and Acquired Funds

Acquired Companies	Acquired Funds
Lazard Active ETF Trust	All current and future series of the Acquired Company, unless otherwise indicated by the Acquired Company in writing.